Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $203.1 MILLION IN NEW MIDDLE-MARKET ORIGINATIONS FOR ITS FISCAL YEAR 2019 FIRST QUARTER

NEW YORK, NY, January 11, 2019 - Golub Capital BDC, Inc. (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $203.1 million in new middle-market investment commitments during the three months ended December 31, 2018. Approximately 77% of the new middle-market investment commitments were one stop loans, 20% were senior secured loans and approximately 3% were subordinated debt and equity securities. Of the new middle-market investment commitments, $193.3 million funded at close. During the three months ended December 31, 2018, Golub Capital BDC, Inc. had a net return of capital of $2.3 million from Senior Loan Fund LLC, an unconsolidated Delaware limited liability company (“SLF”), that invests in senior secured loans and is co-managed by Golub Capital BDC, Inc. and RGA Reinsurance Company.

Total investments at fair value are estimated to have increased by approximately 7.6%, or $135.6 million, during the three months ended December 31, 2018 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses). Total investments at fair value held by SLF are estimated to have decreased by approximately 2.6%, or $4.7 million, during the three months ended December 31, 2018 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in one-stop and other senior secured loans of U.S. middle market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized, award-winning private debt platform with over $25 billion of capital under management. Golub Capital’s Middle Market Lending business seeks to deliver reliable, creative and compelling financing solutions to U.S. middle market companies backed by private equity sponsors. The Middle Market Lending team has particular domain expertise in select industries, including software, technology services, healthcare, consumer and restaurant and retail. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital seeks long-term, win-win partnerships that it believes will inspire repeat business from its private equity sponsor clients and investors. Founded in 1994, Golub Capital today has over 350 employees and lending offices in Chicago, New York and San Francisco. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com